Shandong Zhouyuan Seeds Co., Ltd

Board of Directors

Audit Committee Charter

Adopted April [ ], 2009

Charter  of Audit Committee

I.

Members.  The Board of Directors of Shandong Zhouyuan Seeds Co., Ltd shall appoint an Audit Committee of at least three members, consisting entirely of independent directors, and shall designate one member as chairperson.  For purposes hereof, an “independent” director is a director who meets the National Association of Securities Dealers, Inc. definition of “independence” as determined by the Board.  Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.  The Board shall determine whether at least one member of the Committee qualifies as an “Audit Committee Financial Expert” in accordance with rules implementing Section 407 of the Sarbanes-Oxley Act.  Any Committee member who has been determined to be an “Audit Committee Financial Expert” shall not, as a result of such determination, have any responsibilities, duties, obligations or liabilities supplemental to those such member already has undertaken as a member of the Committee.  Likewise, the determination of an Audit Committee Financial Expert on the Committee does not otherwise affect the responsibilities, duties, obligations or liabilities of any other member of the Committee.  Furthermore, the determination of a member as an Audit Committee Financial Expert shall not make such person an expert for any purpose, including without limitation under Section 11 of the Securities Act or under applicable fiduciary laws.  The determination by the Board that any person is an Audit Committee Financial Expert is solely disclosure-based and made for purposes of complying with Section 407 of the Sarbanes-Oxley Act.

II.

Purposes, Duties, and Responsibilities.  The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements and reporting practices, the compliance with legal, ethical and regulatory requirements, and the independence, qualifications and performance of the Company’s independent auditor. It is the overall responsibility of the members of the Audit Committee to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders.

The Audit Committee shall be responsible for overseeing the preparation of the report required by the rules of the Securities and Exchange Commission (“the SEC”) to be included in the Company’s annual proxy statement. In addition, the Committee’s responsibilities and duties will include (but are not limited to) the following:

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Make regular reports to the Board.

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Maintain the sole authority to retain, compensate and terminate the independent auditor and to pre-approve all auditing services and non-audit services proposed to be provided by the independent auditor.

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Set clear Company hiring policies for persons who are or were employees of the independent auditor.

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Maintain free and open communication with the independent auditor and the Company’s management.

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Establish and implement procedures for the receipt, retention and treatment of complaints from company employees on accounting, internal accounting controls or auditing matters.

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Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under the Management’s Discussion and Analysis of Financial Condition and Results of Operation, included in periodic reports and registration statements filed with the SEC.

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Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including significant changes in the Company’s selection or application of accounting principles.

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Review and discuss with management and the independent auditor major issues as to the adequacy of the Company’s internal controls and any steps adopted in light of material control deficiencies.

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Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives.

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Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q.

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Review the management letter provided by the independent auditor and the Company’s response to that letter and any problems or difficulties the auditor may have encountered including restrictions of the scope of activities or limited access to information.

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Review with management earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies.

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Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

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Conduct an annual evaluation of the Audit Committee’s own performance and reassess annually the adequacy of this Charter and recommend changes to the Board.

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Review the Company’s processes that are designed to maintain an adequate system of internal controls.

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Monitor and review SEC requirements with respect to Audit Committees.

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Be responsible for any other duties as may be assigned to the Committee by law, the Company’s Certificate of Incorporation or Bylaws, or the Board of Directors.

I.

Limitation of Audit Committee’s Role.  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor.

IV.

Outside Advisors.  The Audit Committee will have the authority to retain, at the expense of the Company, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. The independent auditor reports directly to the Audit Committee.  The Audit Committee will obtain and review documents and/or reports describing the independent auditor’s internal quality control procedures, material issues raised by the most recent internal quality control review or peer review and all relationships between the independent auditor and the Company.

V.

Operations.  The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Committee determines. The Committee must prepare and maintain adequate and accurate minutes of all its proceedings, and will report its actions to the next meeting of the Board.

Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Audit Committee is governed by the same rules regarding meetings (including meetings by conference call or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Certificate of Incorporation or Bylaws of the Corporation, or (c) the laws of the state of Delaware. The Committee shall meet periodically with management and the independent auditor in separate executive sessions.